Exhibit 4.1

Revolving Credit Note

$45,000,000.00	March 2, 2023

FOR VALUE RECEIVED, Sachem Capital Corp., a New York corporation (the “Borrower”), hereby promises to pay to the order of Needham Bank, a Massachusetts co-operative bank, in its capacity as a Lender (together with its successors and assigns in such capacity, the “Lender”), on or prior to the Expiration Date, the principal amount of Forty-Five Million and 00/100 dollars ($45,000,000.00), or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement (as defined below), from time to time, together with interest on the unpaid principal amount hereof until paid at the rate per annum set forth in the Credit Agreement.

1.                   The Credit Agreement. This Revolving Credit Note (this “Note”) is a Note, as defined in that certain Credit and Security Agreement as of March 2, 2023, among the Borrower, Lender (as a Lender and as Administrative Agent for the Lenders), the Borrower and each other Lender party thereto from time to time (as amended, restated or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Credit Agreement. This Note is issued pursuant to, secured by the collateral described in, entitled to the benefit of and subject to the provisions of the Credit Agreement and the other Loan Documents, but neither this reference to the Credit Agreement, the other Loan Documents, nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Borrower to pay the principal of and interest on this Note as herein provided, subject only to any applicable notice and grace periods in the Credit Agreement.

2.                   Payment and Prepayments. Interest shall accrue on the principal balance of this Note, and shall be payable, as provided in the Credit Agreement. On the Expiration Date, the Borrower shall repay all Obligations then outstanding with respect to Revolving Loans. The Borrower may prepay this Note in whole or in part at any time, without premium or additional charge. Amounts so paid and other amounts may be borrowed and reborrowed by the Borrower hereunder from time to time as provided in the Credit Agreement.

3.                   Acceleration; Default Interest. Upon the occurrence of a Continuing Event of Default, (a) the aggregate unpaid principal balance of this Note, plus accrued interest hereon and all other unpaid Obligations with respect hereto, may become or may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement, and (b) the unpaid principal balance of this Note shall, at the option of the Lender, bear interest at the Default Rate.

4.                   Waivers by Borrower. The Borrower hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices (except as provided in or required by the Credit Agreement) in connection with the delivery, acceptance, performance and enforcement of this Note. The Borrower’s liability hereunder shall remain unimpaired notwithstanding any extension of the time for payment or other indulgence granted by the Lender, or the release of all or any part of the security granted to the Lender, in connection with the indebtedness evidenced hereby or the liability of any party which may assume or otherwise be liable for the obligation to make payment of the indebtedness evidenced hereby or the performance of the obligations of the Borrower under any of the Loan Documents.

5.                   Note as Loan Document. This Note constitutes a Loan Document under and as defined in the Credit Agreement. In furtherance of the foregoing, this Note shall be subject to the provisions of the Credit Agreement pertaining to governing law, jurisdiction and forum, and waiver of jury trial, each of which is expressly incorporated herein by reference. In the event of any conflict between any provision of this Note and the other Loan Documents, it is the express and absolute understanding and agreement of the Borrower that this Note shall be interpreted so as to be consistent with the other Loan Documents and to give full effect to the rights granted to the Lender herein and therein.

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IN WITNESS WHEREOF, the Borrower has caused this Revolving Credit Note to be duly executed as of the date first above written.

Sachem Capital Corp., as the Borrower

By:	/s/ John L. Villano
Name:	John L. Villano
Title:	CEO

Signature Page to Revolving Credit Note